Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-199842) and Form S-8 (No. 333-161124, 333-161122, 333-89568, 333-81451, 333-46250, 333-62137, 333-174138) of XL Group plc of our report dated February 10, 2015 (except for restricted cash, Note 7 and Note 16 as described in Note 2 to the consolidated financial statements, as to which the date is March 6, 2015) relating to the financial statements of Catlin Group Limited, which appears in the Current Report on Form 8‑K of XL Group plc dated March 19, 2015.

/s/ PricewaterhouseCoopers Ltd

Bermuda
March 19, 2015